U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): April 20, 2003

                        COMMISSION FILE NUMBER: 333-30364

                               AVENUE GROUP, INC.
             (Exact name of registrant as specified in its charter)


                 DELAWARE                               98-020007
        (State or jurisdiction of                (I.R.S. Employer I.D. No.)
      incorporation or organization)

                             15303 VENTURA BOULEVARD
                                    SUITE 900
                             SHERMAN OAKS, CA 91403
                    (Address of principal executive offices)

                  Registrant's telephone number: (818) 380-3020

                                 Not applicable
          (Former name or former address, if changed since last report)

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Item 1.    Changes in Control of Registrant

           Not applicable

Item 2.    Acquisition or Disposition of Assets

           Not Applicable

Item 3.    Bankruptcy or Receivership

           Not Applicable

Item 4.    Changes in Registrant's Certifying Accountant

           Not Applicable

Item  5.   Other Events and Regulation FD Disclosure

1. The Registrant's wholly owned subsidiary Avenue Energy, Inc., exercised its option to acquire a 45% interest in Karakilise located in the Republic of Turkey.

In accordance with the terms of the Farmin and Participation Agreement with the Sayer Group Consortium, as amended (the "Agreement"), the Registrant's subsidiary, Avenue Energy, Inc. ("Avenue Energy") has exercised an option to acquire a 45% participating interest in the Karakilise 1 well and License located in the Diyarbakir petroleum district in Southeast Turkey. The total exercise price of the Karakilise 1 well and License option is $2,000,000 which will be due in installments based upon the progress of the drilling of this well. The first payment of $500,000 will be due 30-days prior to spudding of the Karakilise 1 well. Spudding of the Karakilise 1 well is expected on or before June 15, 2003. Avenue Energy's exercise of the Karakilise option also entitles it to an option to participate in 29 remaining licenses and 2 production leases held by members of the Sayer Group in Turkey.

2. Drilling continues at Tosun 1 well, in which the Registrant's wholly owned subsidiary Avenue Energy holds a 45% participation interest.

Pursuant to the Agreement, Avenue Energy currently holds a 45% interest in the Tosun 1 well and License located in the Gaziantep petroleum district in Southeast Turkey. Drilling at Tosun 1 began on November 6, 2002. The well reached a depth of 9,335 feet on April 20, 2003 triggering a final payment of $500,000 that was made on April 21, 2003. The Tosun 1 well prognosis forecasted the intersection of the target intervals around 9,335 feet. This interval was ultimately reached at 10,039 feet on April 29, 2003 and drilling continues. In the event of a discovery at Tosun 1, Avenue Energy's contribution towards electric logging, running a production string, testing and completion costs is capped at US$250,000.

3. The Registrant has secured a convertible note in the amount of $1.3 million to assist with drilling operations pursuant to the Agreement.

To assist with the financing of drilling operations in Turkey, the Registrant has entered into a purchase agreement with an investor, for the sale of a $1.3 million principal amount of one year convertible notes bearing interest at a rate of 3.5%, in a private placement. In the event that the Registrant does not prepay the notes, the holder shall have the right to convert the principal and interest due thereunder into a total of up to approximately 8,800,000 shares of restricted common stock for a period of 210 days commencing 90 days from the payment of the remaining $1 million balance due pursuant to the purchase agreement, which will occur on or before May 21, 2003. If at maturity, the notes remain outstanding, the notes shall be repaid through the issuance of up to 5,382,000 shares of restricted common stock.

A copy of the Press Release is attached hereto and made a part hereof as Exhibit 99.1.

SAFE HARBOR: Certain information contained in this Form 8-K Report are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 (the "Act"), which became law in December, 1995. In order to obtain the benefits of the "safe harbor" provisions of the Act for any such forward-looking statements, the Company wishes to caution Investors and prospective Investors about significant factors which, among others, have in some cases affected the Company's actual results and are in the future likely to affect the Company's actual results and cause them to differ materially from those expressed in any such forward-looking statements. Actual results may differ as a result of factors over which the Company has no control, including general economic and business conditions; effects of war or terrorists acts on the capital markets or the Company's activities, including oil and gas exploration and production, competition and ability to gain market acceptance of products; success of its operating and investment initiatives; including its oil and gas exploration and drilling initiatives, operating costs; fluctuation in oil and gas prices, advertising and promotional efforts; the existence or absence of adverse publicity; changes in business strategy or development plans; the ability to retain management; its ability to obtain financing for its ongoing operations or proposed initiatives; availability, terms and deployment of capital; availability of qualified personnel; labor and employment benefit costs; changes in, or failure to comply with, various government regulations; slower than anticipated completion of research and development projects and movements in the foreign exchange rate; illiquidity of its securities and volatility in the trading price of its securities, and other risks listed from time to time in reports filed with the Securities and Exchange Commission, which factors are incorporated herein by reference. This news release is not an offer to sell or a solicitation of an offer to buy any securities of the Company. Any such solicitation or offer may only be made through a prospectus which has been approved by the Securities and Exchange Commission in the states in which such solicitation or offer has been approved.

Item 6.  Resignations of Registrant's Directors

         Not Applicable


Item 7.  Financial Statements and Exhibits

         (a)   Financial Statements of Business Acquired.

               Not Applicable

         (b)   Pro forma Financial Information.

               Not applicable.

         (c)   Exhibits.

               99.1 Press release of Avenue Group, Inc. dated April 29, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 30, 2003.

Avenue Group, Inc.

/s/ Daniel Aharonoff
----------------------------
By: Daniel Aharonoff
President